Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Portage Fintech Acquisition Corporation (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated April 6, 2021, except for Note 9, as to which the date is June 17, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Portage Fintech Acquisition Corporation as of March 23, 2021 and for the period from March 17, 2021 (inception) through March 23, 2021, appearing in the Registration Statement on Form S-1, as filed (File 333-257185) of Portage Fintech Acquisition Corporation.

/s/ Marcum LLP

Marcum LLP

Boston, MA

July 20, 2021